ADAPTIVE MEDIAS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 3, 2016, by and between Adaptive Medias, Inc., a Nevada corporation (the “Company”), and John Strong (“Executive”).

WHEREAS, the Company desires to employ Executive on the terms and subject to the conditions set forth herein; and

WHEREAS, Executive desires to be employed by the Company on such terms and subject to such conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Term. Executive’s employment hereunder shall be effective as of February 3, 2016 (the “Effective Date”) and shall continue until the third (3rd) anniversary thereof, unless terminated earlier pursuant to Section 4 of this Agreement. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Position and Duties. During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company and shall report to the Company’s Board of Directors (the “Board”). In such position, Executive shall have the duties, authority and responsibility as are determined from time to time by the Board, which duties, authority and responsibility are consistent with the Executive’s position.

(c) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary. The Company will initially pay Executive an annual base salary of $72,000 as compensation for Executive’s services. On January 1, 2017, Executive’s annual base salary shall be increased to $225,000. Executive’s annual base salary, as in effect from time to time, is referred to herein as Executive’s “Base Salary”. Executive’s Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to required withholdings.

 (b) Restricted Stock. In connection with the execution of this Agreement, the Company will recommend that the Board grant Executive 2,250,000 shares of the Company’s common stock (the “Shares”) at the fair market value per share of the common stock on the date of this agreement and the execution of a restricted stock award agreement (the “Award Agreement”) on the Company’s standard form. Two-thirds (%) of the total number of shares Shares (the “Released Shares”) shall vest (as defined in the Award Agreement) as of the Effective Date (the “Vesting Commencement Date”) and will not be subject to the Company’s repurchase option set forth in the Award Agreement. One-third (A3) of the remaining Shares (the “Unreleased Shares”) shall vest on the first anniversary of the Vesting Commencement Date, and an additional one-third (A) of the Unreleased Shares shall vest each year thereafter on the same day and month as the Vesting Commencement Date, subject to Executive’s continuing to provide services to the Company through each such date and the accelerated vesting provisions set forth herein.

(c) Change of Control. In the event that a Change of Control (as defined below) occurs during the Employment Term or during the ninety (90) day period following the effective date of any termination of Executive’s employment pursuant to Section 4(a), then: (i) Executive shall be entitled to receive a lump-sum cash bonus payment (the “Change of Control Bonus”) in an amount equal to the greater of (A) the product of (x) Executive’s Base Salary, as then in effect, and (y) a fraction, the numerator of which is the number of days remaining in the Employment Term after the effective date of termination and the denominator of which is 365 (less applicable withholdings) and (B) twenty four (24) months of Executive’s Base Salary, as then in effect (less applicable withholdings); and (ii) Executive will be entitled to accelerated vesting with respect to 100% of the Unreleased Shares, subject to Executive’s continuing to provide services to the Company through such date. As used in this Agreement, “Change of Control” means (A) any transaction or series of transactions whereby all, or substantially all, of the assets of the Company are sold, leased, exchanged or transferred, or (B) any person or entity, or group of affiliated persons or entities, becomes, directly or indirectly, the owner of securities of the Company which represent fifty percent (50%) or more of the combined voting power or equity of the Company’s then-outstanding securities. This Section 3(c) shall terminate upon the first occurrence of a Change of Control.

(d) Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to members of senior management of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(e) Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policies and procedures, as in effect from time to time. All such expenses incurred by Executive in one calendar year must be reimbursed no later than the last day of the next calendar year. Executive’s right to reimbursement is not subject to liquidation or exchange for any other benefit.

4. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided, however, that, unless otherwise provided herein, Executive shall be required to give the Company at least one (1) month prior written notice of any termination of Executive’s employment by Executive. Upon termination of the Executive’s employment during the Employment Term, Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

(a) Termination for Reasons other than Cause, Death or Disability or Resignation with Good Reason. If (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) Executive resigns from such employment for Good Reason, then, subject to Section 5, Executive will be entitled to the following:

(i) Severance Benefits. Executive will be entitled to (A) a lump-sum payment of severance pay equal to the greater of (I) the product of (x) Executive’s Base Salary, as then in effect, and (y) a fraction, the numerator of which is the number of days remaining in the Employment Term after the effective date of termination and the denominator of which is 365 (less applicable withholdings) and (II) twelve (12) months of Executive’s Base Salary, as then in effect (less applicable withholdings); and (B) provided that Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, reimbursement from the Company for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to her termination) for up to Twenty Four (24) months following the termination date, as long as Executive remains eligible for COBRA; provided, however, that if the Company determines that reimbursed COBRA premiums would be deemed to be discriminatory or to otherwise violate the then-applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder, the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twenty four (24) such monthly payments. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholding.

(ii) Accelerated Vesting. Executive will be entitled to accelerated vesting with respect to 100% of the Unreleased Shares.

(b) Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or disability, then all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(c) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or successor of the Company), the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment other than those benefits expressly set forth in this Section 4.

5. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 4(a) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). The Release will be provided to Executive within five (5) days of Executive’s termination of employment and the Release will provide Executive with twenty-one (21) or forty-five (45) days, depending on the circumstances, to consider whether to sign the Release. If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Nonsolicitation. The receipt of any severance benefits pursuant to Section 4(a) will be subject to Executive not violating the obligations of Executive under Section 14 (Solicitation of Employees). In the event Executive breaches such obligations, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 4(a) will immediately cease.

(c) Section 409A. Notwithstanding anything in this Agreement to the contrary, no severance payment will be made pursuant to Section 6(a) prior to Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). It is intended that the payment described in Section 6(a) qualify for the “short-term deferral” exception to Section 409A of the Code and each provision of this Agreement shall be interpreted, to the extent possible, consistent with that intent. Nevertheless, the Company cannot, and does not, guarantee any particular tax effect or treatment of the severance amount due pursuant to Section 6(a) of this Agreement. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code.

(d) Compliance with this Agreement. Executive’s receipt of any payments or benefits under Section 4 will be subject to Executive continuing to comply with the terms of this Agreement.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

6. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as: (i) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (ii) Executive’s gross misconduct; (iii) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company;

(iv) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (v) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties and has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice.

(b) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(c) Disability. For purposes of this Agreement, “Disability” shall be deemed to exist if a medical doctor selected by the Company certifies that Executive is unable, despite reasonable accommodation, to perform the essential functions of his current position due to physical or mental illness, injury or other medical condition for a period of not less than six (6) full months in any twelve (12) month period; provided, however, that in the event the Company temporarily replaces Executive, or transfers Executive’s duties or responsibilities to another individual on account of Executive’s inability, despite reasonable accommodation, to perform such functions due to a physical or mental illness, injury or other medical condition that is, or is reasonably expected to become, a Disability, then Executive’s employment shall not be deemed terminated by the Company and Executive shall not be able to resign with Good Reason as a result thereof.

(d) Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction of Executive’s authority, duties, position or responsibilities, or the removal of Executive from such position and responsibilities, either of which results in a material diminution of Executive’s authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law); (ii) a material reduction in Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions; or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, however, that a relocation of less than forty (40) miles from Executive’s then present location will not be considered a material change in geographic location. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

7. Limitation on Payments. None of the payments provided by this Agreement are intended to be contingent upon a change in control event as described in Section 280G of the Code. However, in the unlikely event that the Company concludes, based upon the advice of counsel, that any payment or benefit hereunder or otherwise payable to Executive constitutes a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and the net after-tax amount of any such parachute payment is less than the net after-tax amount if the aggregate payments and benefits to be made to Executive were three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payments shall be reduced to an amount equal to three times Executive’s base amount, less $1.00, and the following provisions of this Section 7 shall apply :

(a) The For purposes of determining the “net after-tax amount,” the Company will cause to be taken into account all applicable federal, state and local income and employment taxes and the excise taxes (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a reduction pursuant to this Section 7 is to occur, Executive will have no rights to any additional payments and/or benefits that are being reduced, and (y) reduction in payments and/or benefits will occur in the following order: (i) reduction of cash payments, if any, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (ii) reduction of other benefits, if any, paid to Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. Notwithstanding, any excise tax imposed will be solely the responsibility of Executive. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit otherwise payable to Executive under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7, the and such payments and benefits will be treated in accordance with the results of such vote, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by the Participant and in the order prescribed by this Section 7. In no event shall the Participant have any discretion with respect to the ordering of Executive’s payment reductions.

(b) Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company, the Company’s legal counsel or such other person or entity to which the Parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 7.

8. Confidentiality.

(a) Definition of Confidential Information. Executive understands that “Company Confidential Information” means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to Executive, and information developed or learned by Executive during the course of Executive’s employment with Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which Executive called or with which Executive may become acquainted during the Employment Term), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which Executive can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to Executive; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by Executive; or (iii) is in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by Executive’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. Executive understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

(b) Nonuse and Nondisclosure. Executive agrees that during and after Executive’s employment with the Company, Executive will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and Executive will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of Executive’s employment, or (ii) disclose the Company Confidential Information to any third party without the prior written authorization of the President of the Company. Prior to disclosure when compelled by applicable law; Executive shall provide prior written notice to the President of the Company, as applicable. Executive agrees that Executive obtains no title to any Company Confidential Information, and that as between Company and Executive, the Company retains all Confidential Information as the sole property of the Company. Executive understands that Executive’s unauthorized use or disclosure of Company Confidential Information during Executive’s employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. Executive understands that Executive’s obligations under this Section 8(b) shall continue after termination of Executive’s employment.

(c) Former Employer Confidential Information. Executive agrees that during Executive’s employment with the Company, Executive will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which Executive has an obligation to keep in confidence. Executive further agrees that Executive will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

(d) Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. Executive agrees at all times during Executive’s employment with the Company and thereafter, that Executive owes the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement with such Associated Third Parties. Executive further agrees to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. Executive understands that Executive’s unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during Executive’s employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

9. Ownership.

(a) Assignment of Inventions. As between the Company and Executive, Executive agrees that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Executive, solely or in collaboration with others, during the period of time Executive is in the employ of the Company (including during Executive’s off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Executive also agrees to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assign fully to the Company all of Executive’s right, title and interest in and to Inventions. Executive agrees that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. Executive further acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Executive understands and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to Executive as a result of the Company’s efforts to commercialize or market any such Inventions.

(b) Pre-Existing Materials. Executive will inform the Company in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Executive or in which Executive has an interest prior to, or separate from, Executive’s employment with the Company, including, without limitation, any such inventions that are subject to the California Labor Code Section 2870 (attached hereto as Exhibit B) (“Prior Inventions”) into any Invention or otherwise utilizing any such Prior Invention in the course of Executive’s employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Executive will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company’s prior written permission. Executive has attached hereto as Exhibit A, a list describing all Prior Inventions or, if no such list is attached, Executive represents and warrants that there are no such Prior Inventions. Furthermore, Executive represents and warrants that if any Prior Inventions are included on Exhibit A, they will not materially affect Executive’s ability to perform Executive’s obligations under this Agreement.

(c) Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(d) Maintenance of Records. Executive agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Executive (solely or jointly with others) during the Employment Term. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between Company and Executive, the records are and will be available to and remain the sole property of the Company at all times.

(e) Further Assurances. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. Executive further agrees that Executive’s obligations under this Section 9(e) shall continue after the termination of this Agreement.

(f) Attorney-in-Fact. Executive agrees that, if the Company is unable because of Executive’s unavailability, mental or physical incapacity, or for any other reason to secure Executive’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 9(a), then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Executive. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

10. Conflicting Obligations.

(a) Current Obligations. Executive agrees that during the Employment Term, Executive will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company.

(b) Prior Relationships. Without limiting Section 10(a), Executive represents and warrants that Executive has no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Executive’s obligations to the Company under this Agreement, or Executive’s ability to become employed and perform the services for which Executive is being hired by the Company. Executive further agrees that if Executive has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, Executive will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. Executive represents and warrants that after undertaking a careful search (including searches of Executive’s computers, cell phones, electronic devices, and documents), Executive has returned all property and confidential information belonging to all prior employers (and/or other third parties Executive has performed services for in accordance with the terms of Executive’ applicable agreement). Moreover, Executive agrees to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from Executive’s breach of Executive’s obligations under any agreement with a third party to which Executive is a party or obligation to which Executive is bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

11. Return of Company Materials.

(a) Definition of Electronic Media Equipment and Electronic Media Systems. Executive understands that “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, handheld electronic devices, telephone equipment, and other electronic media devices. Executive understands that “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, and web-based services (including cloud-based information storage accounts), whether provided for Executive’s use directly by the company or by third-party providers on behalf of the Company.

(b) Return of Company Property. Executive understands that anything that Executive created or worked on for the Company while working for the Company belongs solely to the Company and that Executive cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, Executive will immediately deliver to the Company, and will not keep in Executive’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 9(d).

(c) Return of Company Information on Company Electronic Media Equipment. In connection with Executive’s obligation to return information to the Company, Executive agrees that Executive will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained upon Executive’s Company Electronic Media Equipment before Executive returns the information to the Company.

(d) Return of Company Information on Personal Electronic Media Equipment. In addition, if Executive has used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any Company information, including but not limited to, Company Confidential Information, Executive agrees to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and if Executive locates such information, Executive agrees to notify the Company of that fact and then provide the Company with a computer- useable copy of all such Company information from those equipment and systems; and Executive agrees to cooperate reasonably with the Company to verify that the necessary copying is completed (including upon request providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, Executive agrees to delete and expunge all Company information.

(e) No Expectation of Privacy in Company Property. Executive understands that Executive has no expectation of privacy in Company property, and Executive agrees that any Company property situated on Company premises, or held by third-party providers for the benefit of the Company, is subject to inspection by Company personnel at any time with or without further notice. Executive also understands and agrees that as it relates to the Company’s desire to protect its confidential and proprietary information, Executive has no expectation of privacy as to any personal Electronic Media Equipment or personal Electronic Media Systems that Executive has used for Company purposes. Executive further agrees that the Company, at its sole discretion, may have access to such personal Electronic Media Equipment or personal Electronic Media Systems to retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems. Executive also consents to an exit interview and an audit to confirm Executive’s compliance with this Section 11, and Executive will certify in writing that Executive has complied with the requirements of this Section 11.

(f) Exception to Assignments. I UNDERSTAND THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS (AS DEFINED UNDER SECTION 9(a) ABOVE) TO THE COMPANY DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT B). I WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT I BELIEVE MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED ON EXHIBIT A TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

12. Termination Certification. Upon separation from employment with the Company, Executive agrees to immediately sign and deliver to the Company the termination certification attached hereto as Exhibit C. Executive also agrees to keep the Company advised of Executive’s home and business address for a period of three (3) years after termination of Executive’s employment with the Company, so that the Company can contact Executive regarding Executive’s continuing obligations under by this Agreement.

13. Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive hereby grants consent to notification by the Company to Executive’s new employer about Executive’s obligations under this Agreement.

14. Solicitation of Employees. To the fullest extent permitted under applicable law, Executive agrees that during Executive’s employment and for a period of twelve (12) months immediately following the termination of Executive’s relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, Executive will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. Executive agrees that nothing in this Section 14 shall affect Executive’s continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, Executive’s obligations under Section 8.

15. Company Policies. Executive agrees to diligently adhere to all policies of the Company, including the Company’s as may be in effect from time to time during the Employment Term.

16. Representations. Without limiting Executive’s obligations under Section 9(e) above, Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represents and warrants that Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive hereby represents and warrants that Executive has not entered into, and Executive will not enter into, any oral or written agreement in conflict herewith.

17. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

18. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors, if to the Company, to the attention of the President at the address set forth on the signature page hereto, and if to Executive, at the address set forth on the signature page hereto, or, in either case, at such other addresses as the parties may later designate in writing.

19. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

20. Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, shall be subject to arbitration in accordance with the provisions of the Confidentiality Agreement incorporated herein by this reference as though fully set forth herein.

21. Integration. This Agreement, together with the Award Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

22. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

23. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

24. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

25. Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in Orange County, California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

26. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

27. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

“COMPANY”

ADAPTIVE MEDIAS, INC., a Nevada corporation

By:	/s/ Omar Akram
Name:	Omar Akram
Title:	President

Address:
Adaptive Medias, Inc.
47 Discovery, Suite 220
Irvine, California 92618
Attention: President

“EXECUTIVE”

/s/ John Strong
John Strong

Address:
123 15th street
Albuquerque, NM 87104

[Signature page to Executive Employment Agreement]

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 9

Title of Invention	Date	Identifying Number or Brief Description

[X] No prior inventions, original works of authorship or improvements.

[  ] Additional sheets attached

Date:	1-29-16	/s/ John Strong
John Strong

Address:
123 15th street
Albuquerque, NM 87104

A-1

Exhibit B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

B-1

Exhibit C

ADAPTIVE MEDIAS, INC.

TERMINATION CERTIFICATION

This certification is delivered pursuant to the terms of an Executive Employment Agreement (the “Executive Employment Agreement”) entered into between Adaptive Medias, Inc., a Nevada corporation (the “Company”), and John Strong (“Executive”).

Executive hereby certifies that Executive does not have in Executive’s possession, nor has Executive failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to the Company or its subsidiaries, affiliates, successors or assigns (together, the “Company”).

Executive further certifies that Executive has complied with all the terms of the Executive Employment Agreement, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by Executive (solely or jointly with others), as covered by the Executive Employment Agreement.

Executive further agrees that, in compliance with the Executive Employment Agreement, Executive will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

Executive also agrees that for twelve (12) months from this date, Executive will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. Executive agree that nothing in this paragraph shall affect Executive’s continuing obligations under the Executive Employment Agreement during and after this twelve (12) month period, including, without limitation, Executive’s obligations under Section 8 (Confidentiality) thereof.

After leaving the Company’s employment, Executive will be employed by                              in the position of                                .

“EXECUTIVE”

Date:

John Strong

Address:

C-1